NEW YORK LIFE INVESTMENTS FUNDS

NEW YORK LIFE INVESTMENTS FUNDS TRUST

NYLIM VP FUNDS TRUST

(each a “Registrant” and collectively, the “Registrants”)

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May, 2026, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated March 31, 2017, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect changes to the Registrants’ names and the names of the funds and portfolios (each a “Series”) listed below; and

Effective May 1, 2026

Former Registrant Name	New Registrant Name
New York Life Investments VP Funds Trust	NYLIM VP Funds Trust

Former Series Name	New Series Name
NYLI VP Epoch U.S. Equity Yield Portfolio	NYLIM VP Epoch U.S. Equity Yield Portfolio
NYLI VP Income Builder Portfolio	NYLIM VP Income Builder Portfolio

Effective August 28, 2026

Former Registrant Name	New Registrant Name
New York Life Investments Funds	NYLIM Funds
New York Life Investments Funds Trust	NYLIM Funds Trust

Former Series Name	New Series Name
NYLI Epoch Capital Growth Fund	NYLIM Epoch Capital Growth Fund
NYLI Epoch Global Equity Yield Fund	NYLIM Epoch Global Equity Yield Fund
NYLI Epoch International Choice Fund	NYLIM Epoch International Choice Fund
NYLI Epoch U.S. Equity Yield Fund	NYLIM Epoch U.S. Equity Yield Fund
NYLI Income Builder Fund	NYLIM Income Builder Fund

WHEREAS, the parties hereby wish to amend the fee schedule for changes to NYLIM VP Income Builder Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i) The names of the Registrants and the names of each Series are changed as set forth above.

(ii) Effective May 1, 2026, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/Brian J. McGrady   By: /s/Kirk C. Lehneis

Name: Brian J. McGrady    Name: Kirk C. Lehneis

Title:  Director and Associate     Title: Senior Managing Director

General Counsel

EPOCH INVESTMENT PARTNERS, INC.

Attest: /s/David A. Barnett   By: /s/William Booth

Name: David A. Barnett    Name: Wiliam Booth, CFA

Title: Chief Compliance Officer   Title: Chief Investment Officer

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SCHEDULE A

(Revised as of May 1, 2026)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

SERIES	ANNUAL
NYLI Epoch Capital Growth Fund[1]	0.375% on all assets
NYLI Epoch Global Equity Yield Fund	0.35% on all assets
NYLI Epoch International Choice Fund[1]	0.40% on assets up to $5 billion; 0.3875% on assets from $5 billion to $7.5 billion; and 0.375% on assets in excess of $7.5 billion
NYLI Epoch U.S. Equity Yield Fund[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion
NYLI Income Builder Fund[2,3] (equity sleeve)	50% of the effective gross management fee
NYLIM VP Epoch U.S. Equity Yield Portfolio[1]	0.35% on assets up to $500 million; 0.34% on assets from $500 million to $1 billion; 0.33% on assets from $1 billion to $2 billion; and 0.325% on assets in excess of $2 billion
NYLIM VP Income Builder Portfolio[2,4] (equity sleeve)	50% of the effective management fee after application of contractual management fee waiver

The fee based upon the average daily net assets of the respective Series, unless otherwise noted, shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Payment will be made to the Subadvisor on a monthly basis.

1 With respect to the NYLI Epoch Capital Growth Fund, NYLI Epoch International Choice Fund, NYLI Epoch U.S. Equity Yield Fund and NYLIM VP Epoch U.S. Equity Yield Portfolio, the Manager and Subadvisor will share equally in management fee waivers and expense limitation reimbursements. The Subadvisor will not share in any reimbursements above the current subadvisory fee.

2 Effective three years after June 29, 2009, the Subadvisor will equally share in any modifications to the management fee or management fee breakpoints for the Series that are implemented subsequent to the date of this Agreement.

3 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for NYLI Income Builder Fund is 0.64% on assets up to $500 million; 0.60% on assets between $500 million and $1 billion; 0.575% on assets between $1 billion and $5 billion; and 0.565% on assets over $5 billion.

4 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule after application of contractual management fee waiver for NYLIM VP Income Builder Portfolio is 0.57% on assets up to $1 billion and 0.55% on assets over $1 billion.